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                                                                    EXHIBIT 10.8
                                     [LOGO]

     SILICON VALLEY EAST      45 William Street, Suite 170   Wellesley, MA 02181
     A DIVISION OF SILICON VALLEY BANK                              617.431.9901

August 8, 1995

Mr. Richard O. Wester
Director of Finance and Administration
International Integration Incorporated
101 Main Street
Cambridge, MA 02142

Dear Richard:

  We are pleased to inform you that Silicon Valley Bank, a California-chartered bank ("Lender") with its principal place of business at 3000 Lakeside Drive, Santa Clara, CA 95054 and with a loan production office located at Wellesley Office Park, 45 William Street, Suite 170, Wellesley, Massachusetts 02181 doing business under the name "Silicon Valley East", has approved a working capital line of credit in the amount of Two Million and 00/100 Dollars ($2,000,000.00) (the "Working Capital Line") for use by International Integration Incorporated (the "Borrower") subject to the following terms and to the Lender's periodic review:

  The commitment shall not become effective unless and until an executed copy of this letter together with all necessary accompanying documentation as well as the facility fee described below has been returned to the Lender, which must take place within 30 days from the date of this letter.

  Borrowings under the Working Capital Line will be permitted through August 7, 1996. Borrower shall pay regular monthly payments of all accrued interest due as of each payment date, beginning September 7, 1995 and all subsequent interest payments will be due on the same day of each month thereafter.

  Funds shall be advanced under the Working Capital Line according to a Borrowing Base formula, as determined by Lender on a monthly basis, defined as follows: The lesser of (a) $2,000,000.00 or (b) Seventy percent (70%) of eligible accounts receivable minus (i) the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) and minus (ii) the Foreign Exchange Reserve. Eligible accounts receivable shall include, but not be limited to, those accounts outstanding less than 90 days from the date of invoice, including foreign accounts receivable from the Royal Netherlands Navy, all other foreign accounts are subject to Lender approval, but shall exclude all other government, contra, and intercompany accounts;
  and exclude accounts wherein 50% or more of the account is outstanding more than 90 days from the date of invoice. Other than accounts from the Royal Netherlands Navy which shall have an increased concentration limit of 35%, any account which alone exceeds 30% of total accounts will be ineligible to the extent said account exceeds 30% of total accounts. Also exclude any credit balances which are aged past 90 days. Also ineligible are any accounts which Lender in its sole judgment excludes for valid credit reasons.

                                  (Member FDIC)


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  Borrowings under the Working Capital Line shall bear interest at a rate of three-quarters of one percentage point (.7500%) over Lender's Prime Rate. Prime Rate means the rate from time to time announced and made effective by Lender as its Prime Rate. Borrower's interest rate shall change each time the Prime Rate changes. Interest will be charged monthly in arrears and shall be calculated on a 360-day year. Lender shall be authorized to debit Borrower's principal account or any other account maintained by Borrower with Lender for any principal, interest or fees associated with Borrower's Commitment with or without notice to Borrower. A facility fee in the amount of Twenty Thousand and 00/100 Dollars ($20,000.00) (the "Loan Fee") as well as any out-of-pocket expenses incurred by Lender in connection with the establishment of the Commitment must be paid at the time the documents are returned to Lender.

  Borrower shall comply with all respects of the following paragraphs:

  LETTERS OF CREDIT.

            (a) Subject to the terms and conditions of this Agreement, Lender agrees to issue or cause to be issued letters of credit for the account of Borrower in an aggregate face amount not to exceed (i) the lesser of $1,000,000.00 or the Borrowing Base minus (ii) the then outstanding principal balance under the Note provided that the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) shall not in any case exceed One Million Dollars ($1,000,000.00). Each such letter of credit shall have an expiry date no later than the Maturity Date of the Note. All such letters of credit shall be, in form and substance, acceptable to Lender in its sole discretion and shall be subject to the terms and conditions of Lender's form of application and letter of credit agreement.

            (b) The obligation of Borrower to immediately reimburse Lender for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of the Loan Agreement and such Letters of Credit, under all circumstances whatsoever. Borrower shall indemnify, defend and hold Lender harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys' fees, arising out of or in connection with any letters of credit.

LETTER OF CREDIT REIMBURSEMENT; RESERVE.

            (a) Borrower may request that Lender issue a letter of credit payable in a currency other than United States Dollars. If a demand for payment is made under any such letter of credit, Lender shall treat such demand as an advance to Borrower of the equivalent of the amount thereof (plus cable charges) in United States currency at the then prevailing rate of exchange in San Francisco, California, for sales of that other currency for cable transfer to the country of which it is the currency.

            (b) Upon the issuance of any letter of credit payable in a currency other than United States Dollars, Lender shall create a reserve under the Note for letters of credit against fluctuations in currency exchange rates, in an amount equal to twenty percent (20%) of the face amount of such letter of credit. The amount of such reserve may be amended by Lender from time to time to account for fluctuations in the exchange rate. The availability of funds under the Note shall be reduced by the amount of such reserve for so long as such letter of credit remains outstanding.

FOREIGN EXCHANGE CONTRACT; FOREIGN EXCHANGE SETTLEMENTS.

            (a) Subject to the terms of this Agreement, Borrower may utilize up to $1,000,000.00 for foreign exchange contracts (the "Exchange Contracts"), pursuant to which Lender shall sell to or purchase from Borrower foreign currency on a spot or future basis. All


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  Exchange Contracts must provide for delivery of settlement on or before the
  Maturity Date of the Note. The limit available at any time shall be reduced by the following amounts (the "Foreign Exchange Reserve") on each day (the "Determination Date"): (on all outstanding Exchange Contracts on which delivery is to be effected or settlement allowed more than two business days from the Determination Date, 10% of the gross amount of the Exchange Contracts; plus (ii) on all outstanding Exchange Contracts on which delivery is to be effected or settlement allowed within two business days after the Determination Date, 100% of the gross amount of the Exchange Contracts. In lieu of the Foreign Exchange Reserve for 100% of the gross amount of any Exchange Contract, Borrower may request that Lender treat such amount as an advance under the Note.

            (b) Lender may, in its discretion, terminate the Exchange Contracts at any time (a) that an Event of Default occurs or (b) that there is no sufficient availability under the Note and Borrower does not have available funds in its bank account to satisfy the Foreign Exchange Reserve. If Lender terminates the Exchange Contracts, and without limitation of any applicable indemnities, Borrower agrees to reimburse Lender for any and all fees, costs and expenses relating thereto or arising in connection therewith.

            (c) Borrower shall not permit the total gross amount of all Exchange Contracts on which delivery is to be effected and settlement allowed in any two business day period to be more than $1,000,000.00 nor shall Borrower permit the total gross amount of all Exchange Contracts to which Borrower is a party, outstanding at any one time, to exceed $1,000,000.00.

            (d) Borrower shall execute all standard form applications and agreements of Lender in connection with the Exchange Contracts and, without limiting any of the terms of such applications and agreements, Borrower will pay all standard fees and charges of Lender in connection with the Exchange Contracts.

  Any advances hereunder or renewal hereof will be made only if in the opinion of the Lender there exists no default under any loan documentation executed by you with the Lender. A default is as defined in the accompanying Promissory Note dated August 8, 1995.

A.    ADDITIONAL REQUIREMENTS.

  1. AFFIRMATIVE COVENANTS. So long as this commitment remains outstanding, the Company agrees to comply with the following covenants:

      a. To provide the Lender with duplicate unaudited monthly financial statements, together with a Compliance Certificate, prepared in accordance with generally accepted accounting principals and duplicate audited annual (consolidated and consolidating) financial statements certified by public accountants with an unqualified opinion, to be received 30 and 120 days respectively after the close of the period. In the event Borrower becomes a public company, monthly reporting requirements shall be eliminated and Borrower shall provide any forms submitted to the Securities and Exchange Commission, including forms 10Q and 10K, within five (5) days after filing such forms.

      b. To provide the Lender with a Borrowing Base Certificate, together with accounts receivable agings, to be received within thirty (30) days after the end of each month. In the event there are no outstanding under the Note, Borrower shall provide such borrowing base and agings not later than thirty
                  (30) days after the end of each quarter.


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      c.          Lender's agent, shall perform accounts receivable examinations initially and thereafter, once per year. Borrower's deposit account will be debited for the audit expense and a notification will be mailed to Borrower. Notwithstanding the foregoing, in the event any material findings are discovered with an audit, at any time, Lender reserves the right to perform such audits on a semi-annual basis.

      d. PROFITABILITY - (Tested Quarterly) Maintain profitability on a quarterly basis, with minimum profits of $250,000.00 for the quarter ended June 30, 1995, $370,000.00 for the quarter ending September 30, 1995, and $400,000.00 for the quarter ending December 31, 1995. Furthermore, Borrower shall be profitable for the quarter ended March 31, 1996 and thereafter.

      e. TANGIBLE CAPITAL BASE - (Tested Monthly) Maintain a minimum Tangible Capital Base (TCB) of $675,000.00, increasing by 80% of quarterly profits and 70% of equity proceeds. TCB is defined as Stockholders' Equity plus Subordinated Debt (debt which is formally subordinated to the Lender) less intangibles (including but not limited to Goodwill, Capitalized Software and Excess Purchase Costs) less deferred revenues.

      f. LEVERAGE - (Tested Monthly) Maintain a ratio of Total Liabilities less Subordinated Debt divided by TCB not to exceed 1.50 to 1.00. Deferred revenue is to be excluded from this calculation.

      g. QUICK RATIO - (Tested Monthly) Maintain a minimum Quick Ratio of 1.50 to 1.00. Quick Ratio is defined as cash and receivables divided by current liabilities including any borrowings under this facility, excluding deferred revenue.

      h.          File all tax returns and to pay all taxes due.

      i. Maintain adequate fire and liability insurance satisfactory to the Lender, a copy of which shall be forwarded to the Lender.

      j. Reimburse the Lender for any reasonable expenses incurred by the Lender to enforce the terms of this obligation.

      k. On a going forward basis, provide a management letter with its fiscal year end financial statements, beginning with the fiscal year ending 1995.

2. NEGATIVE COVENANTS. Borrower covenants and agrees with Lender that while this Agreement is in effect, Borrower shall not, without the prior written consent of Lender:

      a. Participate in any merger or consolidation or to pay any dividends without the Lender's consent.

      b. Dispose of any material assets other than in the ordinary course of business without the Lender's consent.

      c.          Be in default of any other loan agreement with any other
                  Lender.

      d.          File for protection under the Bankruptcy Code.


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      e.          Incur indebtedness for borrowed money, except for either a)
                  indebtedness to Silicon Valley Bank or b) indebtedness incurred for the purchase or lease of equipment in an aggregate amount not to exceed $1,000,000.00 in indebtedness on any such capital equipment outstanding at any given point in time.

  If the Lender waives any rights under this Agreement, it will not affect any future action the Lender may wish to take. This Agreement shall be binding upon any of the Borrower's successors in interest. The laws of the State of Delaware shall apply to this Agreement. THE BORROWER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF DELAWARE IN ANY ACTION, SUIT, OR PROCEEDING OF ANY KIND, AGAINST IT WHICH ARISES OUT OF OR BY REASON OF THIS LETTER AGREEMENT; PROVIDED, HOWEVER, THAT IF FOR ANY REASON LENDER CANNOT AVAIL ITSELF OF THE COURTS OF THE STATE OF DELAWARE, THEN VENUE SHALL LIE IN SANTA CLARA COUNTY, CALIFORNIA. (INITIAL HERE /s/RON) LENDER AND BORROWER HEREBY WAIVE THE RIGHT TO ANY JURY TRIAL IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER LENDER OR BORROWER AGAINST THE OTHER.

It is our understanding that the Borrower will consider the Silicon Valley Bank to be one of its banks. Among other things, the Borrower agrees to maintain a reasonable proportion of its excess funds in Silicon Valley Bank.

This Agreement shall become effective only when it shall have been executed by the Borrower and the Lender (provided, however, in no event shall this Agreement become effective until signed by an officer of the Lender in California).

We are delighted to expand our relationship with International Integration Incorporated and look forward to many successful years of working together.

Sincerely,


SILICON VALLEY BANK, doing business
as SILICON VALLEY EAST


By:__________________________________________


Name:________________________________________


Title:_______________________________________


SILICON VALLEY BANK


By:__________________________________________


Name:________________________________________


Title:_______________________________________


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Agreed and Accepted this 10th day of August, 1995.

INTERNATIONAL INTEGRATION INCORPORATED


By: /s/ Richard O. Wester
    ---------------------------------

Name: Richard O. Wester
      -------------------------------

Title: Treasurer
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enclosure:
  1.  Promissory Notes
  2.  Certificate of Compliance
  3.  Other ancillary forms and documents


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